Exhibit 99.2

MEMO OF TERMS

Leucadia (“LUK”) and Ian M. Cumming (“IMC”) agree that if a transaction with Jefferies Group, Inc. (“JEF”) is completed, then upon completion:

1. IMC shall remain a director of Leucadia but shall resign as Chairman and CEO of LUK and shall resign as a director and /or officer, as the case may be, of all of its affiliates and subsidiaries (including JEF) but shall continue as a director of HomeFed Corporation and Crimson Wine Group, Ltd.

2. The IMC Employment Agreement shall be terminated and IMC shall be entitled to the following:

a) An immediate cash payment of $1,400,000, reduced by base salary paid after December 31, 2012;

b) Compensation under the Bonus Plan for 2012 in the maximum amount permitted without reduction. The amount to be paid shall be equal to the amount paid to Joseph S. Steinberg (“JSS”). Payment shall be made promptly following completion of the 2012 audit;

c) IMC shall be entitled until June 30, 2015, to personal use without charge of LUK’s corporate-owned airplanes so long as LUK has such planes and subject to availability; provided that incremental cost of such use shall not exceed, for any year ending June 30, the average of his personal usage for 2010, 2011 and 2012 (any usage in excess of such expense shall be reimbursed by IMC at LUK’s incremental cost). For the avoidance of doubt, personal use shall not include use at the request of LUK or in connection with LUK’s business;

3. IMC’s resignation as a result of the JEF transaction shall not be deemed a “voluntary termination” under IMC’s 2011 Warrants and the Warrants shall continue to vest as written;

4. The June 30, 2003 Amended and Restated Shareholders Agreement (as amended as of May 16, 2006) requiring repurchases of shares owned by IMC and JSS upon each of their deaths shall remain in effect through its term ending June 30, 2018;

5. As provided in the IMC Employment Agreement, IMC shall not, for six months following resignation, solicit customers, clients or employees of the Company, except as agreed upon;

6. IMC shall be entitled to receive benefits under the 1977 retirement benefits agreement with the predecessor to Leucadia Financial Corporation and any other retirement or deferred compensation plans in which he is a participant;

7. LUK shall continue until June 30, 2015 the $1 million of life insurance on IMC’s life payable to IMC’s designated beneficiaries;

8. IMC shall be entitled to buy the “office block” located in Salt Lake City, Utah for fair market value (FMV) as determined by appraisal;

9. IMC shall be entitled to buy such other miscellaneous assets from Leucadia as agreed to with Leucadia for FMV as determined by appraisal;

10. LUK shall cause appraisals of the items in 8 and 9 to be done by January 4, 2013 and IMC shall have until January 14, 2013 to notify LUK as to which items he wishes to purchase;

11. IMC shall be entitled to the use of the name “American Investment Company;” and

12. IMC shall continue to be covered under D&O, EPLI and other insurances/indemnifications he currently benefits from for actions/omissions occurring prior to his employment’s termination, and will continue to be covered by all of the foregoing for all work he does to help transition.

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